EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Corporation Reports Third Quarter 2019 Results
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended September 30, 2019 of $158 million, or $1.22 per diluted share, on net sales of $2,066 million. Net income in the third quarter of 2019 decreased by $150 million, or $1.13 per share, compared to third quarter 2018 net income of $308 million, or $2.35 per share, on net sales of $2,255 million. Income from operations for the third quarter of 2019 of $226 million decreased by $170 million from income from operations of $396 million for the third quarter of 2018. The decreases in net income and income from operations versus the prior-year period were primarily due to lower global sales prices for our major products, resulting from ongoing international trade uncertainties and slower global economic growth, partially offset by lower ethane feedstock and fuel costs. Net sales for the third quarter of 2019 decreased by $189 million compared to net sales for the third quarter of 2018, mainly due to lower sales prices for our major products, partially offset by higher Vinyls and Olefins sales volumes. Restructuring, transaction and integration-related costs in the third quarter of 2019 were $8 million, or $0.03 per diluted share.
Third quarter 2019 net income of $158 million, or $1.22 per diluted share, increased by $39 million from second quarter 2019 net income of $119 million, or $0.92 per share. Income from operations for the third quarter of 2019 of $226 million increased by $32 million from income from operations of $194 million for the second quarter of 2019. The increases in net income and income from operations versus the prior quarter were primarily due to lower ethane feedstock and fuel costs and lower impacts from planned turnarounds and unplanned outages.
For the first nine months of 2019, net income of $349 million, or $2.69 per share, decreased by $524 million from the first nine months of 2018 net income of $873 million, or $6.67 per share. Income from operations of $554 million for the first nine months of 2019 decreased by $647 million from income from operations of $1,201 million for the first nine months of 2018. The decreases in net income and income from operations were primarily due to lower global sales prices for our major products, partially offset by lower ethane feedstock, purchased ethylene and fuel costs and higher polyethylene sales volumes.
"We are experiencing slower global economic growth in 2019, which has been impacted by international trade tensions, resulting in a difficult pricing environment," said Albert Chao, President and Chief Executive Officer. "In this challenging environment we are focused on cost control and we are investing in a number of initiatives around the world which are expected to drive long-term value for our shareholders."
Net cash provided by operating activities was $501 million for the third quarter of 2019 and $968 million for the first nine months of 2019. Capital expenditures for the third quarter of 2019 and for the first nine months of 2019 were $193 million and $604 million, respectively. As of September 30, 2019, cash and cash equivalents were $1,437 million and long-term debt was $3,424 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $425 million for the third quarter of 2019 decreased by $155 million compared to third quarter 2018 EBITDA of $580 million. Third quarter 2019 EBITDA of $425 million increased by $53 million compared to second quarter 2019 EBITDA of $372 million. For the first nine months of 2019, EBITDA of $1,111 million was $616 million lower than EBITDA for the first nine months of 2018 of $1,727 million. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

i

OLEFINS SEGMENT
Third quarter 2019 income from operations for the Olefins segment of $92 million decreased by $70 million from third quarter 2018 income from operations of $162 million. This decrease in income from operations was primarily due to lower sales prices for our major products as a result of increased olefins production from new industry capacity, partially offset by lower feedstock and fuel costs.
Olefins income from operations of $92 million in the third quarter of 2019 increased by $10 million from second quarter 2019 income from operations of $82 million. This increase in income from operations was primarily due to lower feedstock and fuel costs, partially offset by lower polyethylene prices.
For the first nine months of 2019, Olefins income from operations of $211 million decreased by $272 million from income from operations of $483 million for the first nine months of 2018. This decrease in income from operations was primarily due to lower sales prices for our major products, partially offset by higher polyethylene sales volumes and lower feedstock and fuel costs.
VINYLS SEGMENT
Third quarter 2019 income from operations for the Vinyls segment of $153 million decreased by $98 million from third quarter 2018 income from operations of $251 million. This decrease in income from operations was primarily due to lower global sales prices for caustic soda and PVC resin resulting from slower global economic growth and ongoing international trade uncertainties, partially offset by lower ethane feedstock and fuel costs.
Vinyls income from operations for the third quarter of 2019 of $153 million increased by $24 million from second quarter 2019 income from operations of $129 million. The increase in income from operations was primarily due to lower ethane feedstock and fuel prices and a lower impact from turnaround activity.
For the first nine months of 2019, Vinyls income from operations of $383 million decreased by $405 million from income from operations of $788 million for the first nine months of 2018. This decrease in income from operations was primarily due to lower global sales prices for caustic soda and PVC resin, partially offset by lower purchased ethylene, ethane feedstock and fuel costs.
The statements in this release and the related teleconference relating to matters that are not historical facts, including the outcome of investment initiatives, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC in February 2019.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Corporation
Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with its headquarters in Houston. Highly integrated along our olefins and vinyls product chains, the company produces: ethylene; polyethylene; propylene; styrene; chlor-alkali and derivative products; PVC suspension and specialty resins; PVC compounds; and building products including pipe, fittings and specialty components, decking, roofing, siding, trim and molding, window lineals; and PVC film. For more information, visit the company's web site at www.westlake.com.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's third quarter 2019 results will be held Tuesday, November 5, 2019 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 7725119.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on November 12, 2019. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 7725119.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/yus68667 and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(In millions of dollars, except per share data)
Net sales	$2,066	$2,255	$6,235	$6,640
Cost of sales	1,695	1,716	5,225	5,007
Gross profit	371	539	1,010	1,633
Selling, general and administrative expenses	110	114	343	337
Amortization of intangibles	27	24	81	75
Restructuring, transaction and integration-related costs	8	5	32	20
Income from operations	226	396	554	1,201
Interest expense	(31)	(28)	(89)	(96)
Other income, net	21	23	32	53
Income before income taxes	216	391	497	1,158
Provision for income taxes	50	73	120	255
Net income	166	318	377	903
Net income attributable to noncontrolling interests	8	10	28	30
Net income attributable to Westlake Chemical Corporation	$158	$308	$349	$873
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$1.22	$2.36	$2.70	$6.70
Diluted	$1.22	$2.35	$2.69	$6.67

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2019	December 31, 2018

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,437	$753
Accounts receivable, net	1,094	1,037
Inventories	906	1,014
Prepaid expenses and other current assets	45	38
Total current assets	3,482	2,842
Property, plant and equipment, net	6,842	6,595
Other assets, net	2,783	2,165
Total assets	$13,107	$11,602

LIABILITIES AND EQUITY
Current liabilities (accounts and notes payable and accrued and other liabilities)	$1,238	$1,183
Long-term debt, net	3,424	2,668
Other liabilities	2,083	1,675
Total liabilities	6,745	5,526
Total Westlake Chemical Corporation stockholders' equity	5,824	5,590
Noncontrolling interests	538	486
Total equity	6,362	6,076
Total liabilities and equity	$13,107	$11,602

v

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2019	2018

	(In millions of dollars)
Cash flows from operating activities
Net income	$377	$903
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	525	473
Deferred income taxes	34	74
Net loss on disposition and others	55	22
Other balance sheet changes	(23)	(317)
Net cash provided by operating activities	968	1,155
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(314)	—
Additions to property, plant and equipment	(604)	(507)
Additions to investments in unconsolidated subsidiaries	(45)	(63)
Other, net	15	9
Net cash used for investing activities	(948)	(561)
Cash flows from financing activities
Debt issuance costs	(7)	—
Dividends paid	(98)	(87)
Distributions to noncontrolling interests	(40)	(37)
Proceeds from debt issuance, net	784	—
Proceeds from notes payable	13	11
Proceeds from issuance of Westlake Chemical Partners LP common units	63	—
Redemption and repayment of notes payable	(19)	(1,177)
Repurchase of common stock for treasury	(30)	(49)
Other	3	8
Net cash provided by (used for) financing activities	669	(1,331)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	(6)
Net increase (decrease) in cash, cash equivalents and restricted cash	684	(743)
Cash, cash equivalents and restricted cash at beginning of period	775	1,554
Cash, cash equivalents and restricted cash at end of period	$1,459	$811

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(In millions of dollars)
Net external sales
Olefins	$448	$541	$1,384	$1,526
Vinyls	1,618	1,714	4,851	5,114
	$2,066	$2,255	$6,235	$6,640
Income (loss) from operations
Olefins	$92	$162	$211	$483
Vinyls	153	251	383	788
Corporate and other	(19)	(17)	(40)	(70)
	$226	$396	$554	$1,201
Depreciation and amortization
Olefins	$35	$35	$106	$102
Vinyls	141	124	413	362
Corporate and other	2	2	6	9
	$178	$161	$525	$473
Other income, net
Olefins	$1	$1	$4	$4
Vinyls	12	16	18	32
Corporate and other	8	6	10	17
	$21	$23	$32	$53

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2019	2018	2019	2018

	(In millions of dollars)
Net cash provided by operating activities	$320	$501	$606	$968	$1,155
Changes in operating assets and liabilities and other	(191)	(316)	(259)	(557)	(178)
Deferred income taxes	—	(19)	(29)	(34)	(74)
Net income	129	166	318	377	903
Less:
Other income, net	2	21	23	32	53
Interest expense	(28)	(31)	(28)	(89)	(96)
Provision for income taxes	(39)	(50)	(73)	(120)	(255)
Income from operations	194	226	396	554	1,201
Add:
Depreciation and amortization	176	178	161	525	473
Other income, net	2	21	23	32	53
EBITDA	$372	$425	$580	$1,111	$1,727

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2019 vs. Third Quarter 2018		Third Quarter 2019 vs. Second Quarter 2019
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-21.8%	+4.7%	-6.6%	+0.7%
Vinyls	-8.9%	+3.2%	-2.2%	-0.8%
Company	-12.0%	+3.6%	-3.2%	-0.5%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
Average domestic prices
Ethane (cents/lb) (2)	14.3	11.6	10.0	7.1	5.8
Propane (cents/lb) (3)	23.5	18.7	15.7	12.8	10.3
Ethylene (cents/lb) (4)	17.3	20.2	17.0	13.7	20.7
Polyethylene (cents/lb) (5)	70.0	68.0	60.0	63.0	59.0
Styrene (cents/lb) (6)	90.3	84.3	78.8	80.8	79.9
Caustic soda ($/short ton) (7)	782	748	717	697	692
Chlorine ($/short ton) (8)	175	175	175	175	175
PVC (cents/lb) (9)	67.5	67.5	68.8	68.2	68.8

Average export prices
Polyethylene (cents/lb) (10)	53.5	49.0	44.0	42.8	39.7
Caustic soda ($/short ton) (11)	564	424	382	344	217
PVC (cents/lb) (12)	36.5	34.3	36.0	35.0	35.1
________________

(1)	Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.

(2)	Average Mont Belvieu spot prices of purity ethane over the period.

(3)	Average Mont Belvieu spot prices of non-TET propane over the period.

(4)	Average North American spot prices of ethylene over the period.

(5)	Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.

(6)	Average North American contract prices of styrene over the period.

(7)
Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."

(8)
Average North American contract prices of chlorine over the period. Effective January 1, 2019, IHS made a non-market average downward adjustment of $172.50 per short ton to chlorine prices. For comparability, we adjusted the prior period's chlorine price downward by $172.50 per short ton consistent with the IHS non-market adjustment.

(9)
Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."

(10)	Average North American export price for low density polyethylene GP-Film grade over the period.

(11)	Average North American low spot export prices of caustic soda over the period.

(12)	Average North American spot export prices of PVC over the period.

x